Exhibit 5.1

May 16, 2019

Tesla, Inc.

3500 Deer Creek Road

Palo Alto, California 94304

Re: Post-Effective Amendment No. 1 on Form S-8 to Form S-4

Ladies and Gentlemen:

We have examined the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 (the “Registration Statement”) to be filed by Tesla, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of up to 53,368 shares of common stock, par value $0.001 per share of the Company (the “Shares”), issuable by the Company pursuant to the Maxwell Technologies, Inc. 2005 Omnibus Equity Incentive Plan, the Maxwell Technologies, Inc. 2013 Omnibus Equity Incentive Plan, the Maxwell Technologies, Inc. Non-Plan Stock Option Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015 and the Maxwell Technologies, Inc. Non-Plan Restricted Stock Unit Agreement between Maxwell Technologies, Inc. and David Lyle, granted on May 11, 2015, in each case, as assumed by the Company (the “Plans”).

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic, and that all copies of documents submitted to us conform to the originals. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be reliable.

It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.